Exhibit 4.10(b)

FIRST SUPPLEMENTAL INDENTURE

dated as of December 6, 2007

among

EQUISTAR CHEMICALS, LP

EQUISTAR FUNDING CORPORATION,

as Issuers

and

THE BANK OF NEW YORK,

as Trustee

__________________________

10.125% Senior Notes due 2008

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of December 6, 2007, among Equistar Chemicals, LP, a Delaware Limited Partnership (the “Company”), Equistar Funding Corporation, a Delaware corporation (“Equistar Funding” and, together with the Company, the “Issuers”) and THE BANK OF NEW YORK, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers and the Trustee entered into the Indenture, dated as of August 24, 2001 (the “Indenture”), relating to the Issuers 10.125% Senior Notes due 2008 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, the Issuers and the Trustee may amend or supplement the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; and

WHEREAS, pursuant to the Issuers’ Offer to Purchase and Consent Solicitation Statement dated November 20, 2007 (the “Offer to Purchase”), the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes has been obtained to amend Sections 4.04, 4.05, 4.06, 4.07, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.19, 4.20, 4.21, 4.23, 5.01, 5.03 and 6.01 of the Indenture as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

SECTION ONE

1.1	Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.

1.2
The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recital contained in the third paragraph of the recitals herein is deemed to be that of the Issuers.

SECTION TWO

2.1	Section 4.04 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.2	Section 4.05 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.3	Section 4.06 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.4	Section 4.07 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.5	Section 4.09 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.6	Section 4.10 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.7	Section 4.11 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.8	Section 4.12 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.9	Section 4.13 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.10	Section 4.14 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.11	Section 4.15 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.12	Section 4.16 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.13	Section 4.17 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.14	Section 4.19 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.15	Section 4.20 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.16	Section 4.21 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.17	Section 4.23 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.18	Section 5.01 of the Indenture shall be amended to read in its entirety as follows:

Section 5.01. Consolidation, Merger or Sale of Assets by the Company.

 (a)  The Company may not consolidate with or merge into, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person, or permit any person to merge with or into it unless each of the following conditions is satisfied:

(i)  Immediately after giving effect to such transaction and any related incurrence of Indebtedness or issuance of Disqualified Stock, no Default or Event of Default shall have occurred and be continuing; and

(ii)  Either (A) the Company shall be the continuing Person, or (ii) the entity formed by such consolidation or into which the Company is merged, or the Person to which such properties and assets will have been conveyed or transferred, assumes the Company's obligation as to the due and  punctual payment of the principal of (and premium, if any, on) and interest, if any, on the Notes and the performance and observance of every covenant to be performed by the Company under the Indenture, the Notes and the Registration Rights Agreement; any such entity will be organized under the laws of the United States, one of the States thereof or the District of Colombia.

(iii)  [Intentionally Omitted].

(iv)  [Intentionally Omitted].

(b)  The foregoing shall not prohibit the merger or consolidation of a WhollyOwned Restricted Subsidiary with the Company; provided that, in connection with anysuch merger or consolidation, no consideration, other than Qualified Equity Interests in the surviving Person or the Company, shall be issued or distributed to the holders of Equity Interests of the Company.

(c)  The Company will not lease all or substantially all its assets in one ormore related transactions to another Person.

2.19	Section 5.03 of the Indenture shall be amended to read in its entirety as follows:

Section 5.03. Consolidation, Merger or Sale of Assets by Equistar Funding.

 (a)  Equistar Funding shall not consolidate with, merge into, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any Person, or permit any  Person to merge with or into Equistar Funding unless:

(i)  Concurrently therewith, a corporate Wholly Owned Restricted Subsidiary of Equistar organized and validly existing under the laws of the United States of America or any jurisdiction thereof (which may be the continuing Person as a result of such transaction) shall expressly assume, by a supplemental Indenture, executed and delivered to the Trustee and in form and substance satisfactory to the Trustee, all of the obligations of an Issuer under the Notes, the Indenture and the Registration Rights Agreement; or

(ii)  After giving effect thereto, at least one obligor on the Notes shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof.

(iii)  [Intentionally Omitted].

(b)  Upon any assumption of the obligations of Equistar Funding by any successors as set forth above, the successor shall succeed to, and be substituted for (so that from and after the date of such assumption, the provisions of this Indenture referring to “Equistar Funding” shall refer instead to the successor corporation), and may exercise every right and power of, Equistar Funding under this Indenture with the same effect as if such successor Person had been named as Equistar Funding herein, and the predecessor Equistar Funding shall be released from all its obligations hereunder and under the Notes.  If, as a result of any such transaction, the Company becomes the successor to Equistar Funding pursuant to Section 5.03 (a) (ii), Section 4.17 shall cease to be in effect with respect to the Company.

2.20	Section 6.01 of the Indenture shall be amended to read in its entirety as follows:

Section 6.01. Events of Default. Each of the following constitutes an “Event ofDefault”:

(1)  Default for 30 days in the payment when due of interest (includingthe issuance of Additional Dividend Notes) or LiquidatedDamages on the Notes;

(2)  Default in payment when due of the principal of or premium, ifany, on the Notes at maturity or otherwise;

(3)  Failure by the Issuers to comply with Article 5; and

(4)  [Intentionally Omitted].

(5)  [Intentionally Omitted].

(6)  [Intentionally Omitted].

(7)  A court having jurisdiction in the premises enters a decree or order for relief  (i) in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all the property and assets of the Company or any Significant Subsidiary or (iii) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

(8)  [Intentionally Omitted].

(9)  [Intentionally Omitted].

2.21
Deletion of Certain Definitions.  Notwithstanding any provision in the Indenture to the contrary, the definition in the Indenture of each capitalized term that occurs only within sections of the Indenture that are intentionally omitted pursuant to this Supplemental Indenture (the “Indenture Deleted Provisions”), as in effect prior to the execution of this Supplemental Indenture, shall be of no further force or effect.

2.22
Deletion of Certain Cross-References.  Notwithstanding any provision in the Indenture to the contrary, each cross-reference to the Indenture Deleted Provisions, as in effect prior to the execution of this Supplemental Indenture, shall be of no further force or effect.

SECTION THREE

The Notes include certain of the foregoing provisions from the Indenture. Upon the operative date of the Supplemental Indenture, such provisions from the Notes shall be deemed deleted or amended as applicable.

SECTION FOUR

Notwithstanding an earlier execution date, the provisions of this Supplemental Indenture shall not become operative until the time and date upon which the Company notifies the tender agent for the Notes, D. F. King & Co., Inc., that more than 50% in aggregate principal amount of the Outstanding Notes are accepted for purchase pursuant to the terms of the Offer to Purchase.

SECTION FIVE

This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

SECTION SIX

This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

SECTION SEVEN

This Supplemental Indenture is an amendment to the Indenture.  The Indenture and this Supplemental Indenture shall henceforth be read together.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Supplemental Indenture or have caused this Supplemental Indenture to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first written above.

EQUISTAR CHEMICALS, LP

By:           /s/ Charles L. Hall
               Name:   Charles L. Hall
     Title:     Vice President, Controller
                     and Chief Accounting Officer

EQUISTAR FUNDING CORPORATION

By:           /s/ Gerald A. O'Brien, Vice President
                Name:   Gerald A. O'Brien
                Title:     Vice President, General
                              Counsel and Secretary

THE BANK OF NEW YORK, as Trustee

By:           /s/ Robert A. Massimillo
Name:  Robert A. Massimillo
Title:    Vice President